Exhibit 99.2

Lynn McCarthy, SVP Senior Relationship Manager Correspondent Banking

November 29th, 2016

J. Francisco A. Turner

Executive Vice President & Chief Strategy Officer

Banc of California, Inc.

18500 Von Karman Avenue

Suite 1100

Irvine, CA 92612

Dear Mr. Turner:

Wells Fargo Bank, National Association (the “Administrative Agent and Lender”), ZB, National Association (the “Lender”), and Banc of California, Inc. (the “Borrower”) entered into a Credit Agreement dated April 20th, 2016 (the “Agreement”), pursuant to which Administrative Agent and Lenders extended to Borrower a $75,000,000.00 Unsecured Line of Credit (the “Facility”).

On November 9th, 2016, Administrative Agent was notified of Borrower’s intention to file SEC Form 12b-25, Notice of Late Filing, relative to its 10-Q dated as of September 30th, 2016 (“10-Q”). In conjunction with said notification, Borrower requested waiver of the following terms of the Agreement:

•	Section 6.1 (b) - Quarterly Financial Statements. As soon as practicable and in any event within sixty (60) days after the end of first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended March 31, 2016), a Consolidated balance sheet of the Borrower as at the end of such fiscal quarter, the related Consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended and the related Consolidated statements of changes in shareholders’ equity for the portion of the Borrower’s fiscal year then ended, certified by the chief executive officer, chief financial officer, chief operating officer, treasurer or controller of the Borrower as fairly presenting the Consolidated financial condition, results of operations and shareholders’ equity of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

•	Section 6.2 (a) - at each time financial statements are delivered pursuant to Section 6.l(c) and at such other times as the Administrative Agent shall reasonably request, a duly completed Officer’s Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

Subject to the terms and conditions set forth herein, Administrative Agent and Lenders consent to waive their respective default rights solely with respect to the aforementioned provisions for up to sixty (60) days beyond the terms set forth in the Agreement. It being expressly understood that the Administrative Agent shall receive the 10-Q and Officer’s Compliance Certificate described herein on or before January 26th, 2017, without any further cure period as may be otherwise permitted under the Agreement. This is not a waiver of any subsequent breach of the same provision of the Agreement, nor is it a waiver of any breach of any other provision of the Agreement.

Except as expressly stated in this letter, Administrative Agent and Lenders reserve all of the rights, powers and remedies available to Administrative Agent and Lenders under the Agreement and any other contracts or instruments signed by you, including the right to cease making advances to you and the right to accelerate any of your indebtedness, if any subsequent breach of the same provision or any other provision of the Agreement should occur.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION	ZB National Association

/s/ Lynn McCarthy	/s/ Phillip Diederich

Lynn McCarthy	Phillip Diederich
SVP I Senior Relationship Manager	SVP I Correspondent Banking